Filed pursuant to Rule 424(b)(5)
Registration File No. 333-155269

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Class A common stock, par value $0.01 per share	$300,000,000	$16,740

(1)	Pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the filing fee was calculated based on a maximum aggregate offering price. The filing fee, calculated in accordance with Rule 457(r) of the Securities Act, has been transmitted to the Securities and Exchange Commission in connection with the securities offered from Registration Statement File No. 333-155269 by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 10, 2008)

$300,000,000

CB Richard Ellis Group, Inc.

Class A Common Stock

We have entered into a distribution agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, relating to shares of our Class A common stock, par value $0.01 per share.

Under the distribution agreement, we may offer and sell shares of our Class A common stock having an aggregate offering price of up to $300.0 million from time to time through Merrill Lynch, as our distribution agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Under the terms of the distribution agreement, we also may sell shares of Class A common stock to Merrill Lynch, as principal for its own account, at a price to be agreed upon at the time of sale. If we sell shares to Merrill Lynch, as principal, we will enter into a separate terms agreement with Merrill Lynch and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “CBG.” On November 2, 2009, the closing sale price of our Class A common stock as reported on the New York Stock Exchange was $10.56 per share.

Investing in our Class  A common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and risks described in the other documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch will receive from us a commission of 2.00% of the gross sales price per share for any shares sold through it as our distribution agent under the distribution agreement. Subject to the terms and conditions of the distribution agreement, Merrill Lynch will use its commercially reasonable efforts to sell on our behalf any shares to be offered by us under the distribution agreement.

BofA Merrill Lynch

The date of this prospectus supplement is November 3, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of our Class A common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, including a description of our Class A common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the information contained in this prospectus supplement differs or varies from the information in the accompanying prospectus, the information in this prospectus supplement shall control. To the extent the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any related free writing prospectus filed with the Securities and Exchange Commission, or SEC. We have not, and Merrill Lynch has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any related free writing prospectus that we file with the SEC is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our Class A common stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Incorporation of Certain Information by Reference.”

In this prospectus supplement and the accompanying prospectus, the terms “CB Richard Ellis,” “the company,” “we,” “us,” and “our” refer to CB Richard Ellis Group, Inc. and include all of its consolidated subsidiaries, unless the context requires otherwise.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

CB Richard Ellis Group, Inc.

We are the world’s largest commercial real estate services firm, based on 2008 revenue, with leading full-service operations in major metropolitan areas throughout the world. We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other types of commercial real estate. As of December 31, 2008, we operated more than 300 offices worldwide, excluding affiliate offices, with approximately 30,000 employees providing commercial real estate services under the “CB Richard Ellis” brand name and development services under the “Trammell Crow” brand name. Our business is focused on several service competencies, including commercial property and corporate facilities management, tenant representation, property/agency leasing, property sales, valuation, real estate investment management, commercial mortgage origination and servicing, capital markets (equity and debt) solutions, development services and proprietary research. We generate revenues from contractual management fees and on a per project or transactional basis.

Recent Developments

On October 28, 2009, we announced our financial results for the nine months ended September 30, 2009, which results included the following:

	Nine Months Ended September 30,
	2008	2009
	(in thousands, except per share data)
Revenue	$3,845,533	$2,869,321
Operating income	266,556	101,397
Income (loss) from continuing operations	58,786	(78,768)
Net income (loss) attributable to CB Richard Ellis Group, Inc. shareholders	77,390	(30,949)
Diluted income (loss) per share attributable to CB Richard Ellis Group, Inc. shareholders:
Income (loss) from continuing operations attributable to CB Richard Ellis Group, Inc. shareholders	0.32	(0.11)
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc. shareholders	0.05	—
Net income (loss) attributable to CB Richard Ellis Group, Inc. shareholders	0.37	(0.11)
EBITDA (1)	335,527	204,967

(1)

EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, and goodwill and other non-amortizable intangible asset impairment. Our management believes EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangible assets created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the operating performance of our various business segments and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA is useful to investors to assist them in getting a more accurate picture of our results of operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

EBITDA is calculated as follows:

	Nine Months Ended September 30,
	2008	2009
	(in thousands)
Net income (loss) attributable to CB Richard Ellis Group, Inc. shareholders	$77,390	$(30,949)
Add:
Depreciation and amortization (i)	74,328	74,003
Interest expense (ii)	127,504	136,291
Write-off of financing costs	—	29,255
Provision for income taxes (iii)	70,536	1,157
Less:
Interest income (iv)	14,231	4,790

EBITDA (v)	$335,527	$204,967

(i)	Includes depreciation and amortization related to discontinued operations of $0.1 million for the nine months ended September 30, 2008.

(ii)	Includes interest expense related to discontinued operations of $0.6 million for the nine months ended September 30, 2008.

(iii)	Includes provision for income taxes related to discontinued operations of $6.0 million for the nine months ended September 30, 2008.

(iv)	Includes interest income related to discontinued operations of $0.1 million for the nine months ended September 30, 2008.

(v)	Includes EBITDA related to discontinued operations of $16.9 million for the nine months ended September 30, 2008.

We were incorporated in Delaware on February 20, 2001. Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1600, Los Angeles, California 90025, and our telephone number is (310) 405-8900. Our Internet website at http://www.cbre.com contains information concerning us. The information at our Internet website is not incorporated into this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement.

The Offering

Class A Common Stock Offered by Us	Shares having an aggregate offering price of up to $300.0 million.

New York Stock Exchange Symbol	CBG.

Use of Proceeds	We intend to use the net proceeds of the offering for general corporate purposes, which may include repayment of a portion of our outstanding indebtedness under our senior secured credit agreement. See “Use of Proceeds.”

Affiliates of Merrill Lynch are lenders under our senior secured credit agreement. Accordingly, affiliates of Merrill Lynch may receive a substantial portion of the proceeds of this offering through any such repayment. See “Plan of Distribution—Certain Relationships and Conflicts of Interest” for more information.

Dividend Policy	We do not expect to declare or pay any dividends on our Class A common stock for the foreseeable future. See “Dividend Policy.”

Transfer Agent and Registrar	BNY Mellon Shareowner Services.

Risk Factors	Investing in our Class A common stock involves risks. Potential investors are urged to consider the risk factors relating to our business and an investment in our Class A common stock described under “Risk Factors” in this prospectus supplement and the risk factors described in the other documents incorporated by reference herein.

RISK FACTORS

Before you invest in our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement, before you decide whether to purchase our securities. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In any such case, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

The success of our business is significantly related to general economic conditions and, accordingly, our business has been and could continue to be harmed by the economic slowdown and downturn in real estate asset values, property sales and leasing activities.

Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can reduce volumes for many of our business lines. These economic conditions have resulted in and could continue to result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales, leases and mortgage brokerage as well as revenues associated with investment management and/or development activities. In addition, these conditions have led and could continue to lead to a decline in property sales prices as well as a decline in funds invested in existing commercial real estate assets and properties planned for development. Because our development and investment strategy often entails making relatively modest investments alongside our investor clients, our ability to conduct these activities depends in part on the supply of investment capital for commercial real estate and related assets. Economic downturns have reduced, and may continue to reduce, the amount of loan originations and related servicing by our commercial mortgage brokerage business.

During an economic downturn, it may also take longer for us to dispose of real estate investments or the selling prices may be lower than originally anticipated. As a result, the carrying value of our real estate investments may become impaired and we could record losses as a result of such impairment or we could experience reduced profitability related to declines in real estate values. Further, as a result of our debt level and the terms of our existing debt instruments, our exposure to adverse general economic conditions is heightened.

Recently, the availability and cost of credit, a declining real estate market (in particular, in those markets in which we have generated significant transaction revenues in the past, such as the United States) and geopolitical issues have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. The fragility of the credit markets and the current economic environment have impacted real estate services companies like ours through liquidity restrictions, falling transaction volumes, lower real estate valuations, market volatility and fluctuations, and loss of confidence. Similar to other commercial real estate services firms, our transaction volumes fell throughout 2008 and the first half of 2009 and our stock price has declined significantly.

These negative general economic conditions could continue to reduce the overall amount of sale and leasing activity in the commercial real estate industry, and hence the demand for our services. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries. Our revenues and profitability depend on the overall demand for our services from our clients. While it is possible that the increase in the number of distressed sales and resulting decrease in asset prices will eventually translate to greater market activity, the current overall reduction in sales transaction volume continues to materially and adversely impact our business.

If the conditions prevalent in the economy and the real estate industry in 2008 and 2009 continue for an extended period or worsen in the future, our business performance and profitability could continue to fall. If this were to occur, we could fail to comply with certain financial covenants in our senior secured credit agreement, or the credit agreement, which would force us to seek another waiver and amendment with the lenders under our credit agreement, and no assurance can be given that we will be able to obtain any necessary waivers or amendments on satisfactory terms, if at all. In addition, in an extreme deterioration of our business, we could have insufficient liquidity to meet our debt service obligations when they come due in future years. If we fail to meet our payment or other obligations under our credit agreement, the lenders under the agreement will be entitled to proceed against the collateral granted to them to secure the debt owed.

Recent adverse developments in the credit markets and the risk of continued market deterioration have adversely affected and may continue to adversely affect our business, results of operations and financial condition.

Our capital markets business, which includes debt and equity financing services, investment property sales, Global Investment Management and Development Services businesses, are sensitive to credit cost and availability as well as market place liquidity. Additionally, the revenues in all of our businesses are dependent to some extent on the overall volume of activity (and pricing) in the commercial real estate market. In 2008, the credit markets experienced a disruption of unprecedented magnitude. This disruption has reduced the availability and significantly increased the cost of most sources of funding. In some cases, these sources have been eliminated.

Disruptions in the credit markets have adversely affected, and may continue to adversely affect, our business of providing advisory services to owners, investors and occupiers of real estate in connection with the leasing, disposition and acquisition of property. If our clients are unable to procure credit on favorable terms, there may be fewer completed leasings, dispositions and acquisitions of property. For example, during 2007, we generated approximately 12% of our revenue from U.S. investment property sales and financing activities. For 2008, largely due to credit market and liquidity disruptions, our U.S. investment property sales and financing activities accounted for only approximately 7% of our revenue. U.S. investment property sales and financing activity remained weak through the first half of 2009. In addition, if purchasers of real estate are not able to procure favorable financing resulting in the lack of disposition opportunities for our funds and projects, our Global Investment Management and Development Services businesses will be unable to generate incentive fees and we may also experience losses of co-invested equity capital if the disruption causes a permanent decline in the value of investments made.

The scope of the recent credit market disruption has been well beyond what any market participant anticipated. As a result, the depth and duration of the current credit market and liquidity disruptions are impossible to predict. This limits our ability to develop future business plans and we believe that it limits the ability of other participants in the credit markets and commercial real estate markets to do so as well. This uncertainty may lead market participants to act more conservatively than in recent history, which may amplify decreases in demand and pricing in the markets we serve.

Our debt instruments impose operating and financial restrictions on us and, in the event of a default, all of our borrowings would become immediately due and payable.

Our debt instruments, including our credit agreement, impose, and the terms of any future debt may impose, operating and other restrictions on us and many of our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit, our ability and our guarantor subsidiaries’ abilities to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make distributions on capital stock or redeem or repurchase capital stock;

•	repurchase equity interests;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	transfer or sell assets, including the stock of subsidiaries;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale/leaseback transactions; and

•	enter into mergers or consolidations.

As detailed below, our credit agreement contains financial covenants that currently require us to maintain a maximum leverage ratio of Consolidated EBITDA (as defined in our credit agreement) to total debt less available cash and a minimum coverage ratio of interest. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure you that we will be able to meet those ratios when required. Due to the decline in Consolidated EBITDA in recent periods, and if our Consolidated EBITDA continues to decline in future periods, and we are unable to negotiate any additional amendment to our credit agreement, we may be unable to comply with the financial covenants under our credit agreement in future periods. We actively managed our cost structure during 2008 and are continuing to further reduce costs in 2009. As a result, our 2009 projections show that we will be in compliance with the minimum coverage ratio and the maximum leverage ratio. If 2009 revenues are less than we projected, we will take further actions within our control and believe that such actions would allow us to remain in compliance with our financial covenants.

A breach of any of these restrictive covenants or the inability to comply with the required financial ratios could result in a default under our debt instruments. If any such default occurs, the lenders under our credit agreement may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable. The lenders under our credit agreement also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our credit agreement will have the right to proceed against the collateral granted to them to secure the debt, which collateral is described in the immediately following risk factor. If the debt under our credit agreement were to be accelerated, we cannot give assurance that this collateral would be sufficient to repay our debt.

The restrictions contained in our debt instruments could also:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance ongoing operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

If we fail to meet our payment or other obligations under our credit agreement, the lenders under such credit agreement could foreclose on, and acquire control of, substantially all of our assets.

Our credit agreement is jointly and severally guaranteed by us and substantially all of our domestic subsidiaries. Borrowings under our credit agreement are secured by a pledge of substantially all of the capital stock of our U.S. subsidiaries and 65% of the capital stock of certain non-U.S. subsidiaries. In addition, in connection with any amendment to our credit agreement, we may need to grant additional collateral to the lenders.

Our substantial leverage and debt service obligations could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt.

We are highly leveraged and have significant debt service obligations. We borrowed approximately $2.1 billion of term loans under our credit agreement in December 2006 to finance our acquisition of Trammell Crow Company and $300.0 million of additional term loans under our credit agreement in March 2008. As of June 30, 2009, we had $2.3 billion of total recourse debt outstanding. For the year ended December 31, 2008 and the six months ended June 30, 2009, our interest expense was approximately $167.2 million and $82.2 million, respectively. Our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our leverage, including our ability to service our debt, would increase. If we are required to seek an amendment to our credit agreement, our debt service obligations may be substantially increased.

Our debt could have other important consequences, which include, but are not limited to, the following:

•	we could be required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt;

•

our interest expense could increase if interest rates increase because the loans under our credit agreement bear interest at floating rates (and only a portion of this debt is at fixed interest rates accomplished through interest rate swaps);

•

our leverage could increase our vulnerability to general economic downturns and adverse competitive and industry conditions, placing us at a disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the commercial real estate services industry;

•

our failure to comply with the financial and other restrictive covenants in the documents governing our indebtedness, which, among other things, require us to maintain specified financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, results in foreclosure on substantially all of our assets; and

•

our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements.

From time to time, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. rate our significant outstanding debt. These ratings and any downgrades thereof may impact our ability to borrow under any new agreements in the future, as well as the interest rates and other terms of any current or future borrowings, and could also cause a decline in the market price of our Class A common stock.

We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have sufficient earnings, we may be required to seek to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee that we will be able to do and which, if accomplished, may adversely impact our stock price.

We are not restricted in the amount of additional recourse debt we are able to incur, which may intensify the risks associated with our leverage, including our ability to service our indebtedness.

Subject to the maximum amounts of indebtedness permitted by our credit agreement covenants, we are not restricted in the amount of additional recourse debt we are able to incur in connection with the financing of our development activities, and we may in the future incur such indebtedness in order to decrease the amount of equity we invest in these activities. Subject to certain covenants in our various bank credit agreements, we are also not restricted in the amount of additional recourse debt CBRE Capital Markets may incur in connection with funding loan originations for multi-family properties having prior purchase commitments by a government sponsored entity.

The deteriorating financial condition and/or results of operations of certain of our clients could adversely affect our business.

We could be adversely affected by the actions and deteriorating financial condition and results of operations of certain of our clients. Our clients include companies in the financial services industry, including commercial banks, investment banks and insurance companies, as well as the automobile industry. Defaults or non-performance by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by one or more of our clients, which in turn, could have a material adverse effect on our results of operations and financial condition.

Any of our clients may experience a downturn in its business that may weaken its results of operations and financial condition. As a result, a client may fail to make payments when due, become insolvent or declare bankruptcy. For example, in 2008, a significant customer of our outsourcing business, Washington Mutual, was seized by federal regulators and sold to JPMorgan Chase Bank, N.A. Any client bankruptcy or insolvency, or the failure of any client to make payments when due could result in material losses to our company. In particular, if any of our significant clients becomes insolvent or suffers a downturn in its business, it may seriously harm our business. Bankruptcy filings by or relating to one of our clients could bar us from collecting pre-bankruptcy debts from that client. A client bankruptcy would delay our efforts to collect past due balances and could ultimately preclude full collection of these amounts. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims in the event of the bankruptcy of a large client, which would adversely impact our financial condition. We expect that the increasing weakness in the global economy will put additional financial stress on clients, which may in turn negatively impact our ability to collect our receivables fully or in a timely manner.

Additionally, while no individual client accounted for more than 3% of our revenues on a global basis in 2008, certain corporate services and property management client agreements require that we advance payroll and other vendor costs on behalf of clients. If such a client were to file bankruptcy or otherwise fail, we may not be able to obtain reimbursement for the severance obligations we would incur as a result of the loss of the client.

Our goodwill and other intangible assets could become further impaired, which may require us to take significant non-cash charges against earnings.

Under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of our goodwill and other intangible assets has been impaired. Any impairment of goodwill or other intangible assets as a result of such analysis would result in a non-cash charge against earnings, which charge could materially adversely affect our reported results of operations and our stock price. Due to the continuing economic uncertainty and credit crisis, we determined in December 2008 that the negative impact of the current global economic slowdown and resulting decline in our stock price represented an adverse change in our business climate, requiring us to undertake an interim evaluation of our goodwill and other intangible assets for impairment. During the year ended December 31, 2008, we incurred charges of $1.2 billion in connection with the impairment of goodwill and other non-amortizable intangible assets. As of December 31, 2008, our recorded goodwill was approximately $1.3 billion; our other intangible assets, net of accumulated amortization, was approximately $311 million; and our total CB Richard Ellis Group, Inc. stockholders’ equity was approximately $115 million. As of December 31, 2008, our book value per share was $0.44. A significant and sustained decline in our future cash flows, a significant adverse change in the economic environment, slower growth rates or if our stock price falls below our net book value per share for a sustained period, it could result in the need to perform additional impairment analysis in future periods. If we were to conclude that a future write-down of goodwill or other intangible assets is necessary, then we would record such additional charges, which could materially adversely affect our results of operations.

Our success depends upon the retention of our senior management, as well as our ability to attract and retain qualified and experienced employees (including those acquired through acquisitions).

Our continued success is highly dependent upon the efforts of our executive officers and other key employees, including Brett White, our Chief Executive Officer and President. Mr. White and certain other key employees are not parties to employment agreements with us. We also are highly dependent upon the retention of our property sales and leasing professionals, who generate a significant majority of our revenues, as well as other revenue producing professionals. The departure of any of our key employees (including those acquired through acquisitions), or the loss of a significant number of key revenue producers, if we are unable to quickly hire and integrate qualified replacements, could cause our business, financial condition and results of operations to suffer. In addition, the growth of our business is largely dependent upon our ability to attract and retain qualified support personnel in all areas of our business, including brokerage and property management personnel. Competition for these personnel is intense and we may not be able to successfully recruit, integrate or retain sufficiently qualified personnel. We use equity incentives to retain and incentivize our key personnel. In 2008, our stock price declined significantly, resulting in the decline in value of our previously provided equity incentives, which may result in an increased risk of loss of these key personnel. If we are unable to attract and retain these qualified personnel, our growth may be limited and our business and operating results could suffer.

Our international operations subject us to social, political and economic risks of doing business in foreign countries.

We conduct a significant portion of our business and employ a substantial number of people outside of the United States and as a result, we are subject to risks associated with doing business globally. During 2008, we generated approximately 39% of our revenue from operations outside the United States. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include, but are not limited to, the following factors:

•	difficulties and costs of staffing and managing international operations in certain regions;

•	currency restrictions, which may prevent the transfer of capital and profits to the United States;

•	unexpected changes in regulatory requirements;

•	potentially adverse tax consequences;

•	the responsibility of complying with multiple and potentially conflicting laws, e.g., with respect to corrupt practices, employment and licensing;

•	the impact of regional or country-specific business cycles and economic instability;

•	the geographic, language and cultural differences among personnel in different areas of the world;

•

greater difficulty in collecting accounts receivable in some geographic regions such as Asia, where many countries have underdeveloped insolvency laws and clients are often slow to pay, and in some European countries, where clients also tend to delay payments;

•	political instability; and

•	foreign ownership restrictions with respect to operations in countries such as China.

We have committed additional resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies that successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, financial condition or results of operations could be harmed.

In addition, our international operations and, specifically, the ability of our non-U.S. subsidiaries to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected by currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

Our revenue and earnings may be adversely affected by foreign currency fluctuations.

Our revenue from non-U.S. operations is denominated primarily in the local currency where the associated revenue was earned. During 2008, approximately 39% of our revenue was transacted in currencies of foreign countries, the majority of which included the Euro, the British pound sterling, the Canadian dollar, the Hong Kong dollar, the Japanese yen, the Singapore dollar, the Australian dollar and the Indian rupee. Thus, we may experience fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates.

We have made significant acquisitions of non-U.S. companies and we may acquire additional foreign companies in the future. As we increase our foreign operations, fluctuations in the value of the U.S. dollar relative to the other currencies in which we may generate earnings could adversely affect our business, financial condition and operating results. Due to the constantly changing currency exposures to which we are subject and the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations.

From time to time, our management uses currency hedging instruments, including foreign currency forward and option contracts and borrows in foreign currencies. Economic risks associated with these hedging instruments include unexpected fluctuations in inflation rates, which impact cash flow relative to paying down debt, and unexpected changes in the underlying net asset position.

Our growth has benefited significantly from acquisitions, which may not be available in the future.

A significant component of our growth has occurred through acquisitions, including our acquisition of Insignia in July 2003 and our acquisition of Trammell Crow Company in December 2006. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions, which may not be available to us, as well as sufficient liquidity and credit to fund these acquisitions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect. Future acquisitions and any necessary related financings also may involve significant transaction-related expenses. For example, through December 31, 2008, we incurred $200.9 million of transaction-related expenditures in connection with our acquisition of Insignia in 2003 and $196.6 million of transaction-related expenditures in connection with our acquisition of Trammell Crow Company in 2006. Transaction-related expenditures include severance costs, lease termination costs, transaction costs, deferred financing costs and merger-related costs, among others. We incurred our final transaction expenditures with respect to the Insignia acquisition in the third quarter of 2004 and the Trammell Crow Company acquisition in the fourth quarter of 2007.

If we acquire companies in the future, we may experience integration costs and the acquired businesses may not perform as we expect.

We have had, and may continue to experience, difficulties in integrating operations and accounting systems acquired from other companies. These challenges include the diversion of management’s attention from other business concerns and the potential loss of our key employees or those of the acquired operations. We believe that most acquisitions will initially have an adverse impact on operating and net income. Acquisitions also frequently involve significant costs related to integrating information technology, accounting and management services and rationalizing personnel levels. In connection with the Insignia acquisition, we have incurred $41.9 million of expenses through December 31, 2008, which are related to the integration of Insignia’s business lines, as well as accounting and other systems, into our own. Additionally, through December 31, 2008, we have incurred $53.5 million of integration expenses associated with the acquisition of Trammell Crow Company.

If we are unable to fully integrate the accounting and other systems of the businesses we acquire, we may not be able to effectively manage them. Moreover, the integration process itself may be disruptive to our business as it requires coordination of geographically diverse organizations and implementation of new accounting and information technology systems.

If the properties that we manage fail to perform, then our financial condition and results of operations could be harmed.

The revenue we generate from our asset services line of business is generally a percentage of aggregate rent collections from properties, although many management agreements provide for a specified minimum management fee. Accordingly, our success partially depends upon the performance of the properties we manage. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

•	our ability to attract and retain creditworthy tenants;

•	the magnitude of defaults by tenants under their respective leases;

•	our ability to control operating expenses;

•	governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;

•	various uninsurable risks;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the real estate market generally.

Our real estate investment and co-investment activities subject us to real estate investment risks which could cause fluctuations in earnings and cash flow.

An important part of the strategy for our Global Investment Management business involves investing our capital in certain real estate investments with our clients. As of December 31, 2008, we had committed $61.9 million to fund future co-investments. We expect that approximately $50.7 million of these commitments will be funded during 2009. In addition to required future capital contributions, some of the co-investment entities may request additional capital from us and our subsidiaries holding investments in those assets, and the failure to provide these contributions could have adverse consequences to our interests in these investments. These adverse consequences could include damage to our reputation with our co-investment partners and clients, as well as the necessity of obtaining alternative funding from other sources that may be on disadvantageous terms for us and the other co-investors. Providing co-investment financing is a very important part of our Global Investment Management business, which would suffer if we were unable to make these investments. Although our debt instruments contain restrictions that limit our ability to provide capital to the entities holding direct or indirect interests in co-investments, we may provide this capital in many instances.

Selective investment in real estate projects is an important part of our Development Services business strategy and there is an inherent risk of loss of our investment. As of December 31, 2008, we had approximately 70 consolidated real estate projects with invested equity of $45.3 million and $4.1 million of notes payable on real estate that are recourse to us (in addition to being recourse to the single-purpose entity that holds the real estate asset and is the primary obligor on the note payable). In addition, at December 31, 2008, we were involved as a principal (in most cases, co-investing with our clients) in approximately 40 unconsolidated real estate subsidiaries with invested equity of $53.0 million and had committed additional capital to these unconsolidated subsidiaries of $36.5 million. We also guaranteed notes payable of these unconsolidated subsidiaries of $6.5 million.

During the ordinary course of our Development Services business, we provide numerous completion and budget guarantees relating to development projects. Each of these guarantees requires us to complete the relevant project within a specified timeframe and/or within a specified budget, with us potentially being liable for costs to complete in excess of such timeframe or budget. While we generally have “guaranteed maximum price” contracts with reputable general contractors with respect to projects for which we provide these guarantees (which are intended to pass most of the risk to such contractors), there can be no assurance that we will not have to perform under any such guarantees. If we are required to perform under a significant number of such guarantees, it could harm our business, results of operations and financial condition.

Because the disposition of a single significant investment can impact our financial performance in any period, our real estate investment activities could increase fluctuations in our net earnings and cash flow. In many cases, we have limited control over the timing of the disposition of these investments and the recognition of any related gain or loss. The current economic environment has further reduced opportunities for disposition of these investments. Risks associated with these activities include, but are not limited to, the following:

•	losses from investments;

•

difficulties associated with international co-investments described in “—Our international operations subject us to social, political and economic risks of doing business in foreign countries” and “—Our revenue and earnings may be adversely affected by foreign currency fluctuations;” and

•	potential lack of control over the disposition of any co-investments and the timing of the recognition of gains, losses or potential incentive participation fees.

Poor performance of the investment programs that our Global Investment Management business manages would cause a decline in our revenue, net income and cash flow and could adversely affect our ability to raise capital for future programs.

In the event that any of the investment programs that our Global Investment Management business manages were to perform poorly, our revenue, net income and cash flow could decline because the value of the assets we manage would decrease, which would result in a reduction in some of our management fees, and our investment returns would decrease, resulting in a reduction in the incentive compensation we earn. Moreover, we could experience losses on co-investments of our own capital in such programs as a result of poor performance. Investors and potential investors in our programs continually assess our performance, and our ability to raise capital for existing and future programs will depend on our continued satisfactory performance. Poor performance could make it more difficult for us to raise new capital and maintain our current fee structure.

We are subject to substantial litigation risks and may face significant liabilities and damage to our professional reputation as a result of litigation allegations and negative publicity.

The investment decisions we make in our Global Investment Management business and the activities of our investment professionals on behalf of our clients may subject them and us to the risk of third-party litigation arising from investor dissatisfaction with the performance of our programs and a variety of other litigation claims, including allegations that we improperly exercised judgment, discretion, control or influence over client investments or that we breached fiduciary duties to clients.

To the extent investors in our programs suffer losses resulting from fraud, gross negligence, willful misconduct or other similar misconduct, investors may have remedies against us, our investment programs or funds or our employees under the federal securities law and state law. Moreover, we are exposed to risks of litigation or investigation by investors and regulators relating to our having engaged in transactions that presented conflicts of interest that were not properly addressed.

If any lawsuits were brought against us and resulted in a finding of substantial legal liability, whether or not the lawsuit had merit, it could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could materially impact our business. We depend on our business relationships and our reputation for integrity and high-caliber professional services to attract and retain clients across our overall business, as well as investors for our Global Investment Management business. As a result, allegations by private litigants or regulators of improper conduct by us, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us or our investment activities, whether or not valid, may harm our reputation and damage our business prospects both in our Global Investment Management business and our other global businesses.

Our joint venture activities involve unique risks that are often outside of our control which, if realized, could harm our business.

We have utilized joint ventures for commercial investments and local brokerage and other affiliations both in the United States and internationally, and although we currently have no specific plans to do so, we may acquire minority interests in other joint ventures in the future. In many of these joint ventures, we may not have the right or power to direct the management and policies of the joint ventures and other participants may take action contrary to our instructions or requests and against our policies and objectives. In addition, the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with ours. If a joint venture participant acts contrary to our interest, it could harm our business, results of operations and financial condition.

We have numerous significant competitors and potential future competitors, some of which may have greater financial and operational resources than we do.

We compete across a variety of business disciplines within the commercial real estate services industry, including investment management, tenant representation, corporate services, construction and development management, property management, agency leasing, valuation and commercial mortgage brokerage. With respect to each of our business disciplines, we cannot give assurance that we will be able to continue to compete effectively or maintain our current fee arrangements or margin levels or that we will not encounter increased competition. Each of the business disciplines in which we compete is highly competitive on an international, national, regional and local level. Although we are the largest commercial real estate services firm in the world in terms of 2008 revenue, our relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, we face competition from other real estate service providers, in-house corporate real estate departments, developers, institutional lenders, insurance companies, investment banking firms, investment managers, and accounting and consulting firms, some of which may have greater financial resources than we do. In addition, future changes in laws could lead to the entry of other competitors, such as financial institutions. Many of our competitors are local or regional firms. Although substantially smaller than us, some of these competitors are larger on a local or regional basis. We are also subject to competition from other large national and multi-national firms that have similar service competencies to ours. There has been a significant increase in recent years in real estate ownership by REITs, many of which self-manage most of their real estate assets. Continuation of this trend could shrink the asset base available to be managed by third-party service providers and thereby decrease the demand for our services. In general, there can be no assurance that we will be able to compete effectively, to maintain current fee levels or margins, or maintain or increase our market share.

A significant portion of our operations are concentrated in California and our business could be harmed due to the ongoing economic downturn in the California real estate markets.

During 2008 and 2007, approximately 10% of our revenue was generated from transactions originating in California. As a result of the geographic concentration in California, the current economic downturn in the California commercial real estate market and in the local economies in San Diego, Los Angeles and Orange

County could harm our results of operations. Negative conditions in these or other significant commercial real estate submarkets could disproportionately affect our business as compared to competitors who have less or different geographic concentrations.

Our results of operations vary significantly among quarters during each calendar year, which makes comparisons of our quarterly results difficult.

A significant portion of our revenue is seasonal. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end. This has historically resulted in lower profits or a loss in the first and second quarters, with profits growing (or losses decreasing) in each subsequent quarter. This variance among quarters during each calendar year makes comparison between such quarters difficult, but does not generally affect the comparison of the same quarters during different calendar years.

We license the use of the Trammell Crow trade name and this license is not exclusive and may be revoked.

We have a license agreement with an affiliate of Crow Holdings that allows us to use the name “Trammell Crow” perpetually throughout the world in any business except the residential real estate business, although we can use this name in serving certain mixed-use properties or in providing investment sales brokerage services to buyers and sellers of multi-family residential facilities. This license can be revoked if we fail to maintain certain quality standards or infringe upon certain of the licensor’s intellectual property rights. If we lose the right to use the Trammell Crow name, our Development Services business could suffer significantly.

The license agreement permits certain existing uses of the name “Trammell Crow” by affiliates of Crow Holdings. The use of the Trammell Crow name or other similar names by third parties may create confusion or reduce the value associated with the Trammell Crow name.

If we fail to comply with laws and regulations applicable to us in our role as a real estate broker, mortgage broker, property/facility manager or developer, we may incur significant financial penalties.

We are subject to numerous federal, state, local and non-U.S. laws and regulations specific to the services we perform in our business, as well as laws of broader applicability, such as tax, securities and employment laws. Brokerage of real estate sales and leasing transactions and the provision of property management and valuation services require us to maintain applicable licenses in each U.S. state in which we perform these services. If we fail to maintain our licenses or conduct these activities without a license, or violate any of the regulations covering our licenses, we may be required to pay fines (including treble damages in certain states) or return commissions received or have our licenses suspended or revoked. In addition, our indirect wholly-owned subsidiary, CBRE Investors, is subject to laws and regulations as a registered investment advisor and compliance failures or regulatory action could adversely affect our business. As the size and scope of commercial real estate transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to our business, both within and outside of the United States, also may change in ways that increase the costs of compliance.

We may have liabilities in connection with real estate brokerage and property management activities.

As a licensed real estate broker, we and our licensed employees are subject to regulatory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties that we or they brokered or managed. We could become subject to claims by participants in real estate sales, as well as building owners and companies for whom we provide management services, claiming that we did not fulfill our regulatory and fiduciary obligations.

In addition, in our property management business, we hire and supervise third-party contractors to provide construction and engineering services for our managed properties. While our role is limited to that of an agent for the owner, we may be subject to claims for construction defects or other similar actions. Adverse outcomes of real estate brokerage or property management litigation could negatively impact our business, financial condition or results of operations.

We may be subject to environmental liability as a result of our role as a property or facility manager or developer of real estate.

Various laws and regulations impose liability on real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at a property. In our role as a property or facility manager or developer, we could be held liable as an operator for such costs. This liability may be imposed without regard to the legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of the hazardous or toxic substances. Liability under some of these laws may be joint and several, meaning that one liable party could be held responsible for all costs related to a contaminated site despite the existence of other liable parties. If we fail to disclose environmental issues, we could also be liable to a buyer or lessee of a property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. If we incur any such liability, our business could suffer significantly as it could be difficult for us to develop or sell such properties, or borrow funds using such properties as collateral. Additionally, liabilities incurred to comply with more stringent future environmental requirements could adversely affect any or all of our lines of business.

Risks Relating to the Ownership of Our Class A Common Stock

The future price of our Class A common stock may fluctuate significantly, and you could lose all or part of your investment.

The future market price of our Class A common stock could fluctuate significantly, in which case you may not be able to resell your shares at or above the offering price. Fluctuations may occur in response to the risk factors listed in this prospectus supplement and for many other reasons, including:

•	our financial performance or the performance of our competitors and similar companies;

•	changes in estimates of our performance or recommendations by securities analysts;

•	failure to meet financial projections for each fiscal quarter;

•	technological innovations or other trends in our industry;

•	the retention of existing clients and the solicitation of new clients, by us or our competitors;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors; and

•	market conditions in our industry, the financial markets and the economy as a whole.

In addition, the stock market, in general, has historically experienced significant price and volume fluctuations. The overall weakness in the economy and the current financial crisis have recently contributed to the extreme volatility of the markets, including the market price of our Class A common stock. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our Class A common stock. When the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

Future sales of Class A common stock by us or by some of our existing stockholders could cause our stock price to decline.

We are not restricted from issuing additional shares of our Class A common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock by us in the market after this offering or the perception that such sales could occur.

Investment funds affiliated with Blum Capital Partners, L.P., or Blum Capital, and some of our employees and directors hold a significant portion of our outstanding Class A common stock as of the date of this prospectus supplement. We believe that the Blum Capital investment funds have varying life spans and investment objectives and may sell or distribute the shares of our Class A common stock that they hold at any time, and that some of these investment funds may sell or distribute a significant amount of such shares during the next twelve months. Sales of such shares of our Class A common stock in the public market, as well as shares we may issue upon the exercise of outstanding options and in connection with future distributions pursuant to stock fund units under our deferred compensation plans, could cause the market price of our Class A common stock to decline significantly. The perception among investors that these sales may occur could produce the same effect.

In addition, our deferred compensation plans were modified and merged in December 2008. The resulting modifications will result in distributions of all remaining stock fund units held in the successor plan during 2009, after which the plans will be terminated. There are approximately 450,563 stock fund units outstanding under the successor plan and upon distribution, approximately 450,563 shares of our Class A common stock will be eligible for immediate resale by the holders, which include certain of our officers and employees.

For so long as affiliates of Blum Capital continue to own a significant percentage of our Class A common stock they will have significant influence over our affairs and policies, and their interests may be different from yours.

As of September 30, 2009, affiliates of Blum Capital beneficially owned approximately 13.0% of our outstanding Class A common stock. In addition, pursuant to a securityholders’ agreement, these affiliates of Blum Capital, subject to the applicable listing rules of the New York Stock Exchange, are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding Class A common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Also pursuant to this agreement, some of our other stockholders will be obligated to vote their shares in favor of the directors nominated by these affiliates of Blum Capital. There are no restrictions in the securityholders’ agreement on the ability of these affiliates of Blum Capital to sell their shares to any third party or to assign their rights under the securityholders’ agreement in connection with a sale of a majority of their shares to a third party.

For so long as these affiliates of Blum Capital continue to beneficially own a significant portion of our outstanding Class A common stock, they will continue to have significant influence over matters submitted to our stockholders for approval and to exercise significant control over our business policies and affairs, including the following:

•	the composition of our board of directors and, as a result, any determinations of our board with respect to our business direction and policy, including the appointment and removal of our officers;

•	determinations with respect to mergers and other business combinations, including those that may result in a change of control;

•	sales and dispositions of our assets; and

•	the amount of debt financing that we incur.

The significant ownership position of the affiliates of Blum Capital could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our other stockholders. In addition, we cannot assure you that the interests of the affiliates of Blum Capital will not conflict with yours.

Delaware law and provisions of our restated certificate of incorporation and by-laws contain provisions that could delay, deter or prevent a change of control.

The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing securityholders. We are currently subject to these Delaware anti-takeover provisions. Additionally, our restated certificate of incorporation and our amended and restated by-laws contain provisions that might enable our management to resist a proposed takeover of our company. These provisions could discourage, delay or prevent a change of control of our company or an acquisition of our company at a price that our securityholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for our securityholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our capital stock. The provisions include:

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of our board to issue, without stockholder approval, preferred stock with such terms as our board may determine.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus supplement and the accompanying prospectus to identify forward-looking statements. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those, but are not only those, that may cause actual results to differ materially from the forward-looking statements:

•

disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated, such as the recent recessions in the United States and many European and Asian economies;

•

the continued volatility and disruption of the capital and credit markets, interest rate increases, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate or long-term contractual commitments and other factors impacting the value of real estate assets;

•	increases in unemployment and general slowdowns in commercial activity;

•	our leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in our debt service obligations;

•	our ability to generate a sufficient amount of cash from operations to satisfy working capital requirements and to service our existing and future indebtedness;

•	our ability to reduce debt and achieve cash interest savings;

•	our ability to comply with the financial ratio covenants under our senior secured credit agreement;

•	the impairment or weakened financial condition of certain of our clients;

•	client actions to restrain project spending and reduce outsourced staffing levels as well as the potential loss of clients due to consolidation or bankruptcies in our outsourcing business;

•	the impairment of our goodwill and other intangible assets as a result of business deterioration or our stock price falling;

•	our ability to achieve estimated cost savings in connection with our existing or future cost reduction plans and achieve improvements in operating efficiency;

•	our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry;

•	foreign currency fluctuations;

•	adverse changes in the securities markets;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to attract new user and investor clients;

•	our ability to retain major clients and renew related contracts;

•	a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would impact our revenues and operating performance;

•

changes in the key components of revenue growth for large commercial real estate services companies, including consolidation of client accounts and increasing levels of institutional ownership of commercial real estate;

•	trends in use of large, full-service real estate providers;

•	trends in pricing for commercial real estate services;

•	tax deductions that may be available to us in connection with distributions in 2009 to participants under our U.S. deferred compensation plans;

•	changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive;

•	our ability to maximize cross-selling opportunities;

•	diversification of our client base;

•	our ability to compete globally, or in specific geographic markets or business segments that are material to us;

•	changes in social, political and economic conditions in the foreign countries in which we operate;

•

our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments;

•	variability in our results of operations among quarters;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions;

•	costs relating to the acquisition of businesses we may acquire could be higher than anticipated;

•	integration issues arising out of our acquisition of companies, including our ability to improve operating efficiencies as much as anticipated;

•	our ability to leverage our global services platform to maximize and sustain long-term cash flow;

•	our failure to comply with the laws and regulations applicable to real estate brokerage and mortgage transactions;

•	our exposure to liabilities in connection with real estate brokerage and property management activities;

•	the failure of properties managed by us, or owned by our investment programs, to perform as anticipated;

•	reputational harm resulting from losses in our investment business and related litigation;

•	the success of our co-investment and joint venture activities;

•	the failure of our Global Investment Management segment to comply with applicable laws and regulations governing its role as a registered investment advisor;

•	the ability of our Global Investment Management segment to realize values in investment funds sufficient to offset incentive compensation expense related thereto;

•	our ability to sufficiently protect our intellectual property, including protection of our global brand;

•	liabilities under guarantees, or for construction defects, that we incur in our Development Services business;

•	the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms the agreements for its warehouse lines of credit;

•	the effect of implementation of new tax and accounting rules and standards; and

•

the other factors described elsewhere in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein, including our annual report on Form 10-K for the fiscal year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Additional information concerning these and other risks and uncertainties is contained in our periodic filings with the SEC that are incorporated by reference in this prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds of the offering for general corporate purposes, which may include repayment of a portion of our outstanding indebtedness under our senior secured credit agreement.

As of November 2, 2009, the interest rate on revolving credit loans under our senior secured credit agreement ranged from 3.75% to 6.35% and term loans under our senior secured credit agreement ranged from 5.00% to 6.50%. The revolving credit loans under our senior secured credit agreement mature in June 2011 and 2013 and the term loans under our senior secured credit agreement mature between December 2011 and December 2015. Affiliates of Merrill Lynch are lenders under our senior secured credit agreement. Accordingly, affiliates of Merrill Lynch may receive a substantial portion of the proceeds of this offering through any such repayment. See “Plan of Distribution—Certain Relationships and Conflicts of Interest” for more information.

PRICE RANGE OF COMMON STOCK

Our Class A common stock is listed on the New York Stock Exchange under the symbol “CBG.” The following table sets forth the high and low sales prices per share of our Class A common stock as reported on the New York Stock Exchange from January 1, 2007 through November 2, 2009.

	Price Range
	High	Low
Fiscal Year 2009
First Quarter	$5.40	$2.34
Second Quarter	9.87	3.75
Third Quarter	13.14	7.61
Fourth Quarter (through November 2, 2009)	13.77	9.98
Fiscal Year 2008
First Quarter	$23.17	$15.23
Second Quarter	24.50	19.00
Third Quarter	21.00	11.49
Fourth Quarter	13.24	3.00
Fiscal Year 2007
First Quarter	$39.15	$31.22
Second Quarter	39.93	33.00
Third Quarter	42.74	23.69
Fourth Quarter	29.36	17.49

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our Class A common stock. You are urged to obtain current market quotations for our Class A common stock and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

On November 2, 2009, the closing price of our Class A common stock was $10.56 per share. There were 292,707,565 shares of our Class A common stock outstanding and 361 holders of record of our Class A common stock as of September 30, 2009.

DIVIDEND POLICY

We have not declared or paid any cash dividends on any class of our Class A common stock since our inception on February 20, 2001, and we do not anticipate declaring or paying any cash dividends on our Class A common stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

DESCRIPTION OF COMMON STOCK

At our 2009 Annual Meeting of Stockholders, held on June 2, 2009, our stockholders approved an amendment to our restated certificate of incorporation to increase the number of authorized shares of our Class A common stock from 325,000,000 to 525,000,000 shares, which amendment became effective on June 4, 2009. See “Description of Common Stock” in the accompanying prospectus for a description of other terms of and information relating to our Class A common stock.

The transfer agent and registrar for our Class A common stock is BNY Mellon Shareowner Services.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A common stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

PLAN OF DISTRIBUTION

We have entered into a distribution agreement with Merrill Lynch under which we may issue and sell from time to time shares of our Class A common stock having an aggregate offering price of up to $300.0 million through Merrill Lynch, as our distribution agent. Sales of the shares of our Class A common stock, if any, will be made by means of ordinary brokers’ transactions on the NYSE or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. As our distribution agent, Merrill Lynch will not engage in any transactions that stabilize our Class A common stock.

Merrill Lynch will offer shares of our Class A common stock subject to the terms and conditions of the distribution agreement on a daily basis or as otherwise agreed upon by us and Merrill Lynch. We will designate the maximum amount of Class A common stock to be sold through Merrill Lynch on a daily basis or otherwise determine such maximum amount together with Merrill Lynch. Subject to the terms and conditions of the distribution agreement, Merrill Lynch will use its commercially reasonable efforts to sell on our behalf all of the designated shares of our Class A common stock. We may instruct Merrill Lynch not to sell Class A common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or Merrill Lynch may suspend the offering of our Class A common stock under the distribution agreement at any time by notifying the other party.

Merrill Lynch will receive from us a commission equal to 2.00% of the gross sales price per share for any shares sold through them as our distribution agent under the distribution agreement unless the parties agree otherwise. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse Merrill Lynch for certain of its expenses incurred in connection with acting as distribution agent in certain circumstances.

Merrill Lynch will provide written confirmation to us following the close of trading on the NYSE each day in which shares of Class A common stock are sold by it for us under the distribution agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share and the net proceeds to us.

Settlement for sales of shares of our Class A common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the distribution agreement, we also may sell shares of our Class A common stock to Merrill Lynch, as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to Merrill Lynch, as principal, we will enter into a separate terms agreement with Merrill Lynch and we will describe the agreement in a separate prospectus supplement or pricing supplement.

We will report in a prospectus supplement and/or our filings under the Exchange Act at least quarterly the number of shares of our Class A common stock sold through Merrill Lynch under the distribution agreement, the net proceeds to us and the compensation paid by us to Merrill Lynch in connection with such sales of our Class A common stock.

In connection with the sale of Class A common stock on our behalf, Merrill Lynch may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Merrill Lynch may be deemed to be underwriting commissions or discounts. We have agreed in the distribution agreement to provide indemnification and contribution to Merrill Lynch against certain civil liabilities, including liabilities under the Securities Act.

If either Merrill Lynch or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, such party will promptly notify the other and sales of Class A common stock under the distribution agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of Merrill Lynch and us.

The offering of shares of our Class A common stock pursuant to the distribution agreement will terminate upon the earlier of (1) the sale of the maximum dollar amount of shares of Class A common stock subject to the distribution agreement, (2) the termination of the distribution agreement by us or Merrill Lynch and (3) November 3, 2010.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Merrill Lynch under the distribution agreement, will be approximately $400,000.

Certain Relationships and Conflicts of Interest

In the ordinary course of business, Merrill Lynch has provided, and may in the future provide, financial advisory, investment banking and general financing, and banking services to us and our affiliates for customary fees. An affiliate of Merrill Lynch is a lender under our senior secured credit agreement and another affiliate served as co-lead arranger and book-runner under our senior secured credit agreement. In addition, Merrill Lynch served as an initial purchaser of our 11.625% Senior Subordinated Notes due 2017.

We intend to use proceeds of this offering for general corporate purposes, which may include repayment of a portion of our outstanding indebtedness under our senior secured credit agreement. Accordingly, affiliates of Merrill Lynch may receive a substantial portion of the proceeds of this offering through any such repayment. Because of the manner in which the proceeds may be used, the offering will be conducted in accordance with NASD Conduct Rule 2720 (which is part of the Financial Industry Regulatory Authority Inc. Rules). Merrill Lynch will not confirm sales to discretionary accounts without prior written approval from those account holders.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Merrill Lynch has been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related 2008 financial statement schedules, of CB Richard Ellis Group, Inc. and subsidiaries as of December 31, 2008 and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein from our Current Report on Form 8-K filed with the SEC on September 11, 2009, except for management’s assessment of the effectiveness of internal control over financial reporting which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No.51.

The consolidated balance sheet as of December 31, 2007 and related consolidated statements of operations, cash flows, equity, and comprehensive (loss) income for the years ended December 31, 2007 and 2006 incorporated in this prospectus supplement by reference from our Current Report on Form 8-K filed with the SEC on September 11, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of new accounting standards for non-controlling interests, uncertainty in income taxes and the retrospective adjustments of the consolidated financial statements for assets held for sale). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed a registration statement on Form S-3 under the Securities Act relating to the shares of our Class A common stock to be sold in this offering. This prospectus supplement, which constitutes a part of that registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our Class A common stock.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we have sold all of the securities to which this prospectus supplement relates. Any statement in a document incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement, free writing prospectus or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish to the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus supplement.

This prospectus specifically incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008;

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009;

•

our current reports on Form 8-K filed with the SEC on January 9, 2009, January 22, 2009, February 18, 2009, March 6, 2009, March 26, 2009, June 8, 2009, June 10, 2009, June 16, 2009, June 19, 2009, June 23, 2009, July 21, 2009, August 6, 2009, August 12, 2009, August 20, 2009, August 28, 2009, September 10, 2009, September 11, 2009, September 15, 2009, October 29, 2009, October 30, 2009 and November 3, 2009;

•	those portions of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K for the fiscal year ended December 31, 2008; and

•

the description of our Class A common stock which appears in our registration statement for the registration of our Class A common stock under Section 12(b) of the Exchange Act, including any amendment or report filed to update the description therein.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by contacting us at:

Investor Relations

200 Park Avenue, 17th Floor

New York, New York 10016

telephone: (949) 809-4308

e-mail: investorrelations@cbre.com

CB Richard Ellis Group, Inc.

Class A Common Stock

Preferred Stock

Warrants

This prospectus relates to the sale from time to time by us or any selling securityholders of our Class A common stock, preferred stock or warrants to purchase any of the securities that may be sold under this prospectus. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. We will not receive any proceeds from the Class A common stock, preferred stock or warrants sold by any selling securityholder.

When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the specific securities being offered, the manner in which they are being offered and the offering price of the securities. The securities may be offered separately or together in any combination or as a separate series. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. We or any selling securityholder may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through any combination of those methods, on a continuous or delayed basis. The names of the underwriters and selling securityholders, if any, will be set forth in the accompanying prospectus supplement.

Our Class A common stock is listed on the New York Stock Exchange (Symbol: CBG).

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other document incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus November 10, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we or any of the selling securityholders may sell, at any time and from time to time over the next three years, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities that we or any of the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered and information regarding the selling securityholders, if any. The prospectus supplements may also add, update or change information contained in this prospectus. The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we or any of the selling securityholders may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplements or any related free writing prospectus filed with the SEC. We have not authorized any other person to provide you with different information. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of the date on the cover page. Our business, financial condition, results of operations and prospectus may have changed since that date.

In this prospectus, the terms “CB Richard Ellis,” “the company,” “we,” “us,” and “our” refer to CB Richard Ellis Group, Inc. and include all of its consolidated subsidiaries, unless the context requires otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website http://www.sec.gov. You may also read and obtain copies of any document we file at the SEC by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our Class A common stock is listed on the New York Stock Exchange (symbol: CBG), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning our company can be inspected at our offices at 11150 Santa Monica Boulevard, Suite 1600 Los Angeles, California 90025. Our Internet website at http://www.cbre.com contains information concerning us. On the Investor Relations page of that website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information at our Internet website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Incorporation by Reference

We will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2007;

•

Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and our quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2008;

•

Our current reports on Form 8-K, filed on January 7, 2008, March 18, 2008, March 28, 2008, April 25, 2008, June 6, 2008, August 18, 2008 and November 7, 2008 (solely in respect of events reported under Item 5.02, and excluding the information furnished under Items 2.02 and 9.01 and the exhibits furnished as exhibits 99.1 and 99.2);

•	Those portions of our definitive Proxy Statement for the 2008 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K for the fiscal year ended December 31, 2007; and

•

The description of our Class A common stock which appears in our registration statement for the registration of our Class A common stock under Section 12(b) of the Securities Act of 1934, as amended, including any amendment or report filed to update the description therein.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus; provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing us at:

Investor Relations

11150 Santa Monica Boulevard, Suite 1600

Los Angeles, California 90025

Phone: 949-809-4308

e-mail: nick.kormeluk@cbre.com

FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus, to identify forward-looking statements regarding our future financial condition, prospects, developments and business strategies. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

THE COMPANY

We are the world’s largest commercial real estate services firm, based on 2007 revenue, with leading full-service operations in major metropolitan areas throughout the world. We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other types of commercial real estate. As of December 31, 2007, excluding affiliate offices, we operated in more than 300 offices worldwide providing commercial real estate services under the “CB Richard Ellis” brand name and providing development services under the “Trammell Crow” brand name. Our business is focused on a range of service competencies, including tenant representation, property/agency leasing, property sales, commercial property and corporate facilities management, valuation, real estate investment management, development services, commercial mortgage origination and servicing, capital markets (equity and debt) solutions and proprietary research. We generate revenue on a per project or transactional basis and from contractual management fees.

Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1600, Los Angeles, California 90025, and our telephone number is (310) 405-8900.

ABANDONED PRIVATE OFFERING

Prior to filing the shelf registration statement of which this prospectus is a part, we were engaged in preliminary discussions with certain investors, all of whom we believe were accredited investors, concerning a private placement of a proposed series of convertible preferred stock. The proposed private placement sought to raise approximately $300 to $400 million in gross proceeds. We terminated all offering activity related to the proposed private placement on November 8, 2008. We did not accept any offers to buy our securities and none of our securities were sold in the proposed private placement. This prospectus and any accompanying prospectus supplement supersede any offering materials used in the proposed private placement.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from any sale of securities to which this prospectus relates to our general funds and will use them for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement. Net proceeds may be temporarily invested prior to use.

We will not receive any of the proceeds from the sale of the securities to which this prospectus relates that are offered by any selling securityholders.

GENERAL DESCRIPTION OF SECURITIES THAT MAY BE SOLD

This prospectus contains summary descriptions of the Class A common stock, preferred stock and warrants that we and any securityholder may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description summarizes information regarding our common stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, and our restated certificate of incorporation and amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part. You are urged to read our restated certificate of incorporation and our amended and restated by-laws in their entirety.

Generally. We are authorized to issue 325,000,000 shares of Class A common stock, $0.01 par value per share. On May 4, 2004, we completed a 3-for-1 stock split of our outstanding Class A common stock and Class B common stock, which was effected by a stock dividend. On June 7, 2004, we amended our certificate of incorporation to effect a 1-for-1.0825 reverse stock split. In June 2004, in connection with our initial public offering, all of the previously outstanding shares of our Class B common stock were converted into shares of Class A common stock at a 1-for-1 ratio. On April 28, 2006, our board of directors approved a 3-for-1 stock split of our outstanding Class A common stock effected by a stock dividend, which was distributed on June 1, 2006. As of September 30, 2008, we had 204,845,947 shares of Class A common stock outstanding.

Voting Rights. Holders of our Class A common stock generally are entitled to one vote per share on all matters on which our stockholders are entitled to vote. Our directors are elected by a plurality of the votes of the shares of Class A common stock present in person or represented by proxy at a stockholder meeting called for such election. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

Dividends. Holders of our Class A common stock are entitled to receive ratably dividends if, as and when declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on any outstanding preferred stock, as described below. Our senior credit facilities impose restrictions on our ability to declare dividends with respect to our Class A common stock.

Liquidation Rights. Upon our dissolution, liquidation or winding up, the holders of our Class A common stock are entitled to receive ratably the assets available for distribution to our stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. Our Class A common stock does not have preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Registration Rights

Pursuant to a securityholders’ agreement, we have granted registration rights to our stockholders that are parties to that agreement.

Demand Registrations. As a result of these registration rights, we can be required by some of our stockholders to effect registration statements, or “demand registrations,” registering the securities held by the stockholder for sale under the Securities Act of 1933. A demand registration may be used by affiliates of Blum Capital Partners to request a shelf registration providing for resales of securities. Under this agreement, our stockholders affiliated with Blum Capital Partners may request four demand registrations, provided that each underwritten “take-down” involving a customary “road show” under an effective shelf registration statement shall also count as a demand (except for the first such “take-down” under each shelf registration). If a demand registration, including a shelf registration, is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that the stockholder initiating the demand registration receives first priority.

Piggyback Registrations. In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our stockholders that is party to the securityholders’ agreement the opportunity to participate, or “piggyback,” in the registration. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that we receive first priority with respect to the shares we are issuing and selling.

Other Registration Provisions. The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with both demand and piggyback registrations. A stockholder’s registration rights will terminate if we have completed an initial public offering of our common stock, the stockholder holds less than 0.5% of our outstanding common stock and the stockholder is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act.

Waiver. On November 5, 2008, Ray Wirta, Brett White and securityholders affiliated with Blum Capital Partners executed and delivered to us a waiver of (1) any notification rights in connection with the filing of the registration statement of which this prospectus forms a part, and (2) subject to our having completed an offering pursuant to such registration statement prior to November 30, 2008, any and all rights to include such securityholder’s registrable securities in such registration statement for a period commencing November 5, 2008 and ending on the date that we file our annual report on Form 10-K for the fiscal year ending December 31, 2008 with the Commission; provided that such period shall not exceed 120 days from November 5, 2008.

Anti-Takeover Effects of Certain Provisions of Our Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our restated certificate of incorporation and amended and restated by-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before a meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice will need to be received at our principal executive offices not less than 90 days nor more than 120 days prior to, in the case of annual meetings, the first anniversary date of the previous year’s annual meeting and, in the case of special meetings, the date of such special meeting. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments

Our restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our restated certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation provides that our directors may not be held liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except to the extent the exemption from, or limitation of, liability is not permitted under Delaware law.

Our restated certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affective to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Delaware Anti-Takeover Statute

Pursuant to our certificate of incorporation prior to May 4, 2004, we had “opted out” of the protections of Section 203 of the Delaware General Corporation Law. In our restated certificate of incorporation that we filed and that became effective on May 4, 2004, we “opted in” to Section 203. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in control attempts. However, in connection with our “opt in,” our stockholders that owned 15% or more of our outstanding voting stock at the time of such “opt in,” including affiliates of Blum Capital Partners, L.P. and affiliates of Freeman Spogli & Co. Incorporated, are not considered “interested stockholders” under Section 203.

Transfer Agent

The transfer agent for our Class A common stock is BNY Mellon Shareowner Services, Shareholder Relations Department, 480 Washington Boulevard, Jersey City, New Jersey, 07310-1900, its telephone number is (877) 296-3711 or (201) 680-6578.

DESCRIPTION OF PREFERRED STOCK

The following description summarizes information regarding our preferred stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, and our restated certificate of incorporation and amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part. You are urged to read our restated certificate of incorporation and amended and restated by-laws in their entirety.

Our board of directors is authorized, subject to any limitations imposed by law, without the approval of our securityholders, to issue from time to time up to a total of 25,000,000 shares of our preferred stock, $0.01 par value per share, in one or more series, with each such series having rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors may determine. The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

As of September 30, 2008, we had 25,000,000 shares of preferred stock available for issuance.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, the validity of the securities will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Any underwriters will be advised about other issues relating to any offering by their own counsel.

EXPERTS

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

As reported in our Current Report on Form 8-K dated March 18, 2008, on March 12, 2008, Deloitte & Touche LLP (“Deloitte”) was notified on behalf of the Audit Committee of our board of directors that Deloitte was dismissed as our independent registered public accounting firm.

Deloitte’s report on our financial statements for the past two years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The termination, which was effective as of March 12, 2008, was approved by our Audit Committee.

During our two most recent fiscal years ended December 31, 2007 and 2006 and through March 11, 2008, we did not have any disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K, as confirmed by the letter delivered by Deloitte to us and filed as an exhibit to our March 18, 2008 Form 8-K, which is incorporated by reference herein.

In late 2007, the Audit Committee determined to undertake a competitive request for proposal process to determine our auditor for the year ending December 31, 2008. As a result of this process, the Audit Committee decided to engage KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2008. We did not engage KPMG in any prior consultations during our fiscal years ended December 31, 2006 or December 31, 2007, or the subsequent period through March 12, 2008 regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements; or (b) any matter that was the subject of either a disagreement or a reportable event (as defined in Item 304(a)(1)(v), respectively, of Regulation S-K).

$300,000,000

CB Richard Ellis Group, Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

November 3, 2009

BofA Merrill Lynch